LANTRONIX, INC. NAMES JERRY CHASE
PRESIDENT AND CHIEF EXECUTIVE OFFICER

IRVINE, Calif., February 19, 2008 -- Lantronix, Inc. (NASDAQ: LTRX), a leader in device networking and data center management technologies, today announced the appointment of Jerry D. Chase as President and Chief Executive Officer, effective February 19, 2008.  Mr. Chase has also been appointed to the Company’s Board of Directors.

Howard T. Slayen, Chairman of the Board, said, “We are pleased to have such a seasoned executive taking over the leadership of the Company.  Having a professional of Jerry’s caliber at the helm is crucial at this stage of the Company’s development, and Jerry clearly has the experience, desire and expertise to take our organization to its next stage of growth. We would also like to thank Reagan Sakai, our CFO and interim CEO, for his leadership of the Company during this transition.”

Most recently, Mr. Chase was President, CEO and Board member for Terayon Communication Systems, a public cable, telecom and satellite supplier of digital video networking applications. During his tenure, the Company sold two of its three unprofitable business units and focused solely on growing its digital video business from $24M in revenues to $60M.  He was instrumental in rebuilding Terayon’s credibility with the Street and eventually worked with Goldman Sachs to sell the Company to Motorola in July 2007.  Mr. Chase began his career as a Pilot and Operations Officer in the U.S. Marine Corps, where he built a strong foundation for leadership, process, and crisis management. Following the Marine Corps, he attended Harvard Business School, where he received his MBA. During his career, he has held positions of increasing responsibility and, as CEO, has successfully led three companies – Terayon Communication Systems, Thales Broadcast & Multimedia and Thales Broadcast & Multimedia (USA).

Mr. Chase said, "Having spent a significant portion of my career leading companies that were navigating change will allow me to effectively draw upon those experiences and work closely with the Board and management team in reshaping Lantronix’s position in the marketplace and with its customers. I am very excited about my new role at Lantronix and believe the Company has the right mix of technology and customers, supported by dedicated employees and a solid financial foundation, with which to dominate the device networking market.”

Mr. Sakai said, “I look forward to working closely with Jerry to continue Lantronix’s transition into a customer and partner-centric organization. I believe he has the experience, leadership skills and vision we need to ensure a successful future.”

About Lantronix
Lantronix, Inc. (Nasdaq: LTRX) is a leading innovator in device networking technology. Lantronix specializes in wired and wireless hardware and software solutions that allow virtually any electronic product to be network-enabled in order to remotely access, monitor and control it over a network or the Internet. The Lantronix Device Network Architecture (DNA) includes Device Enablement solutions which provide a direct network connection to equipment and machines for remote monitoring and control, and Management and Control solutions which extend the ability to remotely manage IT equipment and literally thousands of networked devices, regardless of location, from a central point of access. Lantronix provides customizable technologies and solutions that  are used by original equipment manufacturer (OEMs) design engineers to network-enable their products, IT administrators to manage data center and network infrastructure, and systems integrators to provide complete, remote device management solutions for their customers. With nearly two decades of networking expertise and more than 30,000 customers worldwide, Lantronix solutions are used in every major vertical market including security, industrial and building automation, medical, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center, and pro-AV/signage. The company’s headquarters are located in Irvine, California. For more information, visit www.lantronix.com.

This news release contains forward-looking statements, including statements concerning the depiction of our net revenues to provide a better comparison among present, historical and future periods, the success of our growth plans, and expectations about third quarter net revenues, gross margins, total operating expenses, net income and cash. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements. Factors that could cause our expectations and reported results vary, include, but are not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; our ability to identify and profitably develop new products that will be attractive to its target markets, including products in our device networking business and the timing and success of new product introductions; changing market conditions and competitive landscape; government and industry standards; market acceptance of our products by our customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; unusual or unexpected expenses; and cash usage including cash used for product development or strategic transactions; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see our SEC filings, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and our Annual Report on Form 10-K for the year ended June 30, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Lantronix, Inc.
Reagan Y. Sakai, Chief Financial Officer
(949) 453-3990

The Piacente Group
Sanjay M. Hurry (Investor Relations Counsel, Lantronix)
(212) 481-2050
sanjay@tpg-ir.com